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                                                                   EXHIBIT 10.24

                                              February 9, 1998



Coopers & Lybrand L. L. P.
Attn. Mr. William England
203 North LaSalle Street
Chicago, IL 60601-1210

Ladies and Gentlemen:

The $250 million syndicated bank facility for BT Office Products International, Inc. (the "Company") contains various administrative and four financial covenants. The financial covenants, with specific terms described in the agreement, are: leverage ratio (Total Debt divided by Consolidated EBITDA); interest coverage ratio (Consolidated EBITDA minus Capital Expenditures, divided by Interest Expense); $100 million limit on subsidiary indebtedness; and a minimum net worth. The original agreement executed in August 1996 has been amended in December 1996 and August 1997 in order to revise the leverage ratio.

In December 1997, part of the Distribution Sector and BT OPI Board budget meetings, it was discussed that the Company anticipates that it will not be in compliance during 1998 with the leverage and interest coverage ratios in the bank facility. Even with the possible delays in capital expenditures, the Company expects that it needs to seek covenant relief either short-term and/or long-term.

On Thursday, January 22, 1998, a KNP BT press release stated it was prepared to make an offer to acquire the approximately 30% of the public traded shares it does not currently own. KNP BT has the financial resources in place to acquire the remaining publicly traded BT OPI shares and, if necessary, support the approximately $195 million in outstanding debt under the Company's syndicated bank facility. KNP BT will support the Company during 1998 and use its



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best efforts (which may include but not necessarily be limited to a subordinated debt arrangement, capital infusion or guarantee) to prevent any default or event of default that may arise under the Company's syndicated bank facility.

     Sincerely,

     N.V. Koninklijke KNP BT


     By: /s/ F.H. J. Koffrie
         --------------------------
         F. H. J. Koffrie

     By: /s/ H.G. Vreedenburgh
         --------------------------
         H. G. Vreedenburgh





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